                                                                    EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                        YEARS ENDED DECEMBER 31,
                                            ---------------------------------------------------------------------------
                                                              THE PREDECESSOR(1)                       THE COMPANY
                                            -------------------------------------------------   ------------------------
                                               1994         1995         1996         1997         1997        1998
                                            ---------    ---------    ----------   ----------   ----------  -----------
                                                                      (Dollars in thousands)
Earnings
  Total earnings (loss)...................  $     440    $      94    $      289   $      268   $   (1,789) $   (16,208)
  Income tax..............................        319           81           205          186            -            -
  Capitalized interest....................          -            -             -            -            -            -
                                            ---------    ---------    ----------   ----------   ----------  -----------
Subtotal..................................        759          175           494          454       (1,789)     (16,208)
Fixed charges
  Interest charges........................         48           58           102           97            -            -
  Interest factor of operating rents......         10           13            16           19            -            -
                                            ---------    ---------    ----------   ----------   ----------  -----------
Total fixed charges.......................         58           71           118          116            -            -
                                            ---------    ---------    ----------   ----------   ----------  -----------
Earnings, as adjusted.....................  $     817    $     246    $      612   $      570   $   (1,789) $  (16,208)
                                            =========    =========    ==========   ==========   ==========  ==========
Ratio of earnings to fixed charges........      14.09x        3.46x        5.19x         4.91x           -            -
Deficiency of earnings to fix charges               -            -            -             -   $   (1,789) $  (16,208)

Notes: For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as loss before income taxes plus fixed charges. Fixed charges consist of interest expense and a reasonable approximation of the interest factor included in rental payments on operating leases.

(1) The Predecessor company is the Valu-Line Companies which were merged with Birch during February 1998. Prior to February 1998, Birch had no revenues and was in the developmental stage.